Exhibit 10.45

EXCHANGE AGREEMENT

among

MHI Hotels, L.L.C.

“Seller”

and

Sotherly Hotels L.P.

“Purchaser”

Date: November 13, 2013

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (this “Agreement”), dated as of November 13, 2013 (the “Effective Date”), by and between MHI Hotels, L.L.C., a Virginia limited liability company (“Seller”), and Sotherly Hotels, L.P., a Delaware limited partnership (“Purchaser”).

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:

1.1.1 “Accounts Receivable” means all amounts which Owner is entitled to receive from the Business which have accrued as of the Cut-off Time, including, without limitation, charges for use or occupancy of any guest, conference, meeting, or banquet rooms or other facilities at the Hotel, rents or other amounts received from any restaurant, bar, or banquet services, or any other goods or services provided by or on behalf of Owner at the Hotel.

1.1.2 “Actual Knowledge” means (i) with respect to Seller, the actual knowledge of Kim E. Sims, without any duty of inquiry or investigation, and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, attorney, agent, or representative of Seller or any of its Affiliates; and (ii) with respect to Purchaser: (A) the actual knowledge of Andrew M. Sims, expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, attorney, agent, or representative of Purchaser or any of its Affiliates; (B) any matter disclosed in any exhibits or schedules to this Agreement; (C) any matter disclosed in the Disclosure Documents; and (D) any matter disclosed in writing by any third party inspection or report regarding the Property prepared by or on behalf of Purchaser. For the purposes of this definition, the term “actual knowledge” means, with respect to any natural person, the conscious awareness of such person at the time in question, and expressly excludes any constructive or implied knowledge of such person.

1.1.3 “Adverse Proceeding” has the meaning set forth in Section 7.1.3.

1.1.4 “Affiliate” means, with respect to the Person in question, any other Person that, directly or indirectly: (i) owns or controls fifty percent (50%) or more of the outstanding voting and/or equity interests of such Person; or (ii) controls, is controlled by, or is under common control with the Person in question. For the purposes of this definition, the term “control” and its derivations means having the power, directly or indirectly, to direct the management, policies, or general conduct of business of the Person in question, whether by ownership of voting securities, contract, or otherwise. Neither Seller nor Manager nor any affiliate of Manager shall be deemed an Affiliate of Purchaser and Purchaser shall not be deemed an Affiliate of Seller, Manager or any Affiliate of Manager.

1.1.5 “Agreement” has the meaning set forth in the introductory paragraph hereof.

1.1.6 “Applicable Law” means (i) all statutes, laws, common law, administrative decisions, rules, regulations, ordinances, codes, or other legal requirements of any Governmental Authority, stock exchange, board of fire underwriters, or similar quasi-governmental authority, and (ii) any judgment, injunction, order, or other similar requirement of any court or other adjudicatory authority, in effect at the time in question and in each case to the extent that the Person or property in question is subject to same.

1.1.7 “Bookings” means all bookings and reservations for guest, conference, and banquet rooms or other facilities at the Hotel as of the Closing Date for dates on or after the Closing Date, together with all deposits held by Owner or Manager with respect thereto.

1.1.8 “Boston Resources” means Boston Resources Limited, a British Virgin Islands company.

1.1.9 “Business” means the lodging business and all activities related thereto conducted at the Hotel and otherwise in connection with the Property, including: (i) the rental of any guest, conference, meeting, or banquet rooms or other facilities at the Hotel; (ii) the operation of any restaurant, bar, or banquet services, together with all other goods and services provided at the Hotel and the Real Property, (iii) the rental of any commercial or retail space at the Real Property, (iv) the maintenance and repair of the Real Property and tangible Personal Property, (v) the employment of the Employees and all matters related thereto, and (vi) the payment of Taxes and Real Property taxes relating to the foregoing.

1.1.10 “Business Day” means any day other than a Saturday, Sunday, or federal or other legal holiday in the State of Texas.

1.1.11 “Closing” has the meaning set forth in Section 8.1.

1.1.12 “Closing Date” means the date upon which the Closing occurs.

1.1.13 “Closing Escrow” has the meaning set forth in Section 8.1.

1.1.14 “Closing Escrow Agreement” has the meaning set forth in Section 8.1.

1.1.15 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings and guidance issued by the Internal Revenue Service.

1.1.16 “Confidential Information” has the meaning set forth in Section 6.3.

1.1.17 “Contracts” means, collectively, the Equipment Leases, the Operating Agreements, the Tenant Leases, the Management Agreement, the Franchise Agreement, and each other contract or agreement to which Owner is a party.

1.1.18 “Cut-off Time” means 11:59 P.M. Houston, Texas time on the day preceding the Closing Date.

1.1.19 “Disclosure Documents” means any title commitments obtained by Purchaser, any existing surveys delivered to Purchaser, and any other documents or items delivered to Purchaser in connection with its acquisition of the Target Interest.

1.1.20 “Dollars” or “$” means lawful currency of the United States of America. All sums paid or payable by either party to the other pursuant to this Agreement shall be paid in Dollars.

1.1.21 “Effective Date” has the meaning set forth in the introductory paragraph hereof.

1.1.22 “Employees” means all Persons employed, in a full-time or part-time capacity at the Hotel at the time in question, by: (i) Owner, (ii) Seller or Boston Resources (iii) Houston Hotel Associates, (iv) Houston Hotel Manager or (v) Manager, as the case may be. As used herein, the term “Employees” includes, without limitation, employees on workers’ compensation, military leave, special military leave, maternity leave, leave under the Family and Medical Leave Act of 1993, union leave, sick leave, short-term or long-term disability, or layoff with recall rights, and employees on other approved leaves of absence with a legal or contractual right to reinstatement or any individual that was previously employed by Owner, Seller, Boston Resources, Houston Hotel Associates, Houston Hotel Manager or Manager, as the case may be, protesting the fact that they are not currently employed.

1.1.23 “Equipment Leases” means all leases and purchase money security agreements for any equipment, machinery, vehicles, furniture or other personal property located at the Hotel, or otherwise used in connection with the Business, which are held by, for or on behalf of Owner.

1.1.24 “Escrow Agent” means First American Title Company or a similar national title insurance company reasonably acceptable to Seller and Purchaser.

1.1.25 “F&B” means all food and beverages (both alcoholic and non-alcoholic), which are located at the Hotel (or held off site in storage) for use at the Hotel as of the Closing, including all food and beverages located in the guest rooms.

1.1.26 “FF&E” means, subject to the Tenant Leases, all fixtures (other than those which constitute Improvements), furniture, furnishings, equipment, machinery, tools, vehicles, appliances, art work, and other items of tangible personal property which are located at the Hotel and used in the Business or ordered for use at the Hotel as of the Closing, other than the Supplies, the IT Systems, the F&B, the Retail Merchandise, the books and records for the Business, and the plans and specifications of the Improvements.

1.1.27 “Franchise Agreement” means that certain Crowne Plaza Conversion License Agreement dated April 22, 1999 between Owner (as successor-in-interest to Houston Hotel Associates) and Franchisor, as amended.

1.1.28 “Franchisor” means Holiday Hospitality Franchising, Inc., a Delaware corporation.

1.1.29 “General Partnership Interest” means the ninety-nine percent (99%) general partnership interest in Houston Hotel Associates, which is held by Boston Resources as of the Closing Date.

1.1.30 “Governmental Authority” means the applicable country, state, county, city and any political subdivision, agency, authority, department, court, commission, board, bureau or instrumentality of any of the foregoing having jurisdiction over the Property, Seller, and/or any of the Owner Parties, as the case may be.

1.1.31 “GP Purchaser” means Sotherly-Houston GP LLC, a Delaware limited liability company.

1.1.32 “Guest Ledgers” means all charges accrued to the open accounts of any guests or customers at the Hotel including, without limitation, the “city ledger” as of the Cut-off Time for the use or occupancy of any guest, conference, or banquet rooms or other facilities at the Hotel, any restaurant, bar or banquet services, or any other goods or services provided by or on behalf of Owner at the Hotel.

1.1.33 “Hotel” means the Crowne Plaza Houston Downtown, operated on the Real Property.

1.1.34 “Houston Hotel Associates” means Houston Hotel Associates Limited Partnership, L.L.P., a Virginia limited liability partnership.

1.1.35 “Houston Hotel Manager” means Houston Hotel Manager, LLC, a Delaware limited liability company.

1.1.36 “Improvements” means all of the buildings, improvements, structures and fixtures, including without limitation, the foundations and footings thereof, located on or affixed to the Land which constitute real property under Applicable Law.

1.1.37 “Indemnification Tax Exception(s)” means an Indemnification Loss to the extent relating the indemnification in Section 9.1(iii), or the breach of any covenant or obligation under Sections 6.1 or 6.2.

1.1.38 “Indemnification Claim” has the meaning set forth in Section 9.4.1.

1.1.39 “Indemnification Loss” means, with respect to any Indemnitee, any actual (and not contingent) liability, damage, loss, cost or expense, including reasonable attorneys’ fees, expenses and court costs, and Taxes incurred by such Indemnitee as a result of the act, omission, or occurrence in question.

1.1.40 “Indemnitee” has the meaning set forth in Section 9.4.1.

1.1.41 “Indemnitor” has the meaning set forth in Section 9.4.1.

1.1.42 “Intangibles” means any and all intangible personal property owned by Owner or any Affiliate of Owner and used in the operation of the Hotel or any of the Property, including, without limitation, any drawings, plans and specifications covering the Hotel, any non-Franchisor trade names, service marks and logos used in the operation of the Hotel, and any non-Franchisor intellectual property used in the operation of the Hotel, customer lists and software, any telephone numbers used in the operation of the Hotel and (to the extent same are in existence), any guaranties and warranties from the manufacturers of any equipment, appliances or other items used in the operation of the Hotel and from any contractors, suppliers, architects, engineers, and materialmen with respect to any plans, designs, work or installations done for or at the Hotel, and any and all claims, choses in action, judgments, remedies, damages and causes of action, and all of Owner’s right, title and interest in and to the books and records of the Hotel to the extent Owner is entitled thereto pursuant to the Management Agreement. In no event shall Intangibles include any intangible personal property owned by Manager or Franchisor, or any of the tenants or licensees under the Tenant Leases or any of their respective Affiliates.

1.1.43 “IT Systems” means all computer hardware, telecommunications, and information technology systems located at the Hotel and all computer software used at the Hotel, to the extent same are assignable and transferable, but subject to the terms of any license agreement and/or Manager’s, Manager’s Affiliates’, Franchisor’s, and Franchisor’s Affiliates’ rights in and to same.

1.1.44 “Land” means the land underlying the Real Property, together with all appurtenant easements, rights, and interests thereto.

1.1.45 “Lists” shall meant the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (September 25, 2001) and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable orders.

1.1.46 “Management Agreement” means that certain Management Agreement dated as of June 1, 1999 between Owner and Manager, as amended.

1.1.47 “Manager” means MHI Hotels Services, LLC, a Virginia limited liability company (as successor-in-interest to MHI Hotels, LLC), its successors and assigns.

1.1.48 “MHI Franchise Tax Amount” shall mean Six Thousand Seven Hundred Forty Eight and 00/100 United States Dollars ($6,748.00).

1.1.49 “MHI Hotels Transfer” has the meaning set forth in Section 3.1 hereof.

1.1.50 “OFAC” means Office of Foreign Assets Control, Department of the Treasury.

1.1.51 “Operating Agreements” means all repair, utility, maintenance, service and supply contracts, booking and reservation agreements, credit card service agreements, consulting agreements, and all other similar agreements for goods or services, which are held by, for or on behalf of Owner in connection with the Business except for Tenant Leases, Equipment Leases, the Management Agreement, the Franchise Agreement, Permits, and any so-called “master” agreements entered into directly by Franchisor or Manager on behalf of the Hotel and other Franchisor or Manager hotels, as applicable.

1.1.52 “Order” means Executive Order No. 13224, 66 Fed. Reg. 49079 (September 25, 2001).

1.1.53 “Organizational Documents” means, with respect to any Person who is not a natural Person, the certificate or articles of incorporation, memorandum of association, articles of association, trust agreement, by-laws, partnership agreement, limited partnership agreement, certificate of partnership or limited partnership, limited liability company articles of organization, limited liability company operating agreement and any other organizational document, and all shareholder agreements, voting trusts and similar arrangements with respect to its stock, partnership interests, membership interests or other equity interests.

1.1.54 “Owner” means Houston Hotel Owner, LLC, a Delaware limited liability company.

1.1.55 “Owner Parties” means Owner, Houston Hotel Associates and Houston Hotel Manager.

1.1.56 “Partnership Agreement” means that certain Amended and Restated Agreement of Limited Partnership of Houston Hotel Associates Limited Partnership, L.L.P. dated as of April 16, 1999, as amended.

1.1.57 “Permits” means all governmental licenses, permits, approvals and certificates which are required or used in connection with the operation of the Property and/or the Business.

1.1.58 “Person” means an individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, or government or any agency or subdivision thereof, or any other legal entity or organization.

1.1.59 “Personal Property” means all FF&E, F&B, Supplies, Retail Merchandise, Contracts, Permits, Accounts Receivable, Bookings, Equipment Leases, Guest Ledgers, Intangibles, and IT Systems, together with all other articles of personal property of every kind and nature whatsoever owned by Owner or its Affiliates and located in or at, or used in connection with the ownership, operation or maintenance of, all or any part of the Hotel, the Business or the Real Property, but specifically excluding, without limitation, any personal property owned by the tenants or licensees under the Tenant Leases, or otherwise specifically excluded hereunder.

1.1.60 “Pre-Closing Taxes” means all Taxes of the Owner Parties for taxable periods ending on or before the Closing Date and the portion up to and including the Closing Date for any taxable period that includes (but does not end on) the Closing Date. In the case of any taxable period that includes (but does not end on) the Closing Date, the amount of Pre-Closing Taxes with respect to such period shall (i) in the case of Taxes that are imposed on a periodic basis, be deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the taxable period and (ii) in the case of Taxes that are not described in clause (i) above (such as income taxes and payroll and similar taxes), be deemed to be equal to the amount that would have been payable if the taxable year or period of the Owner Parties ended on the Closing Date.

1.1.61 “Property” means, collectively, the Real Property and the Personal Property.

1.1.62 “Purchaser” has the meaning set forth in the introductory paragraph hereof.

1.1.63 “Purchaser Closing Condition” has the meaning set forth in Section 7.1.

1.1.64 “Purchaser Closing Deliveries” has the meaning set forth in Section 8.3.

1.1.65 “Purchaser Indemnitees” means Purchaser and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, permitted assigns, legal representatives, heirs, devisees and Affiliates of each of the foregoing, provided that Purchaser Indemnitees shall not include Seller or Manager.

1.1.66 “Real Property” means the real property commonly known as 1700 Smith St., Houston, TX 77002, together with all appurtenant easements, rights and interests thereto.

1.1.67 “Retail Merchandise” means all merchandise owned by Owner or any of its Affiliates and held for sale to guests and customers, or ordered for sale at the Hotel as of the Closing, including, without limitation, inventory held for sale in any gift shop, spa, or newsstand operated by Owner or Manager at the Hotel, but expressly excluding the F&B, Supplies and any merchandise owned by the tenants and licensees under the Tenant Leases.

1.1.68 “Securities Act” means the Securities Act of 1933, as amended.

1.1.69 “Seller” has the meaning given such term in the preamble.

1.1.70 “Seller Closing Conditions” has the meaning set forth in Section 7.2.

1.1.71 “Seller Closing Deliveries” has the meaning set forth in Section 8.2.

1.1.72 “Seller Indemnitee(s)” means Seller and the Owner Parties and their respective Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, permitted assigns, legal representatives, heirs, devisees, and Affiliates of each of the foregoing, provided that in the event that the Closing contemplated hereunder takes place, Seller Indemnitees, from and after the Closing Date, shall not include the Owner Parties.

1.1.73 “Supplies” means all merchandise, goods, materials and supplies used or intended for use at the Hotel, or held for sale in connection with the Business,

including, without limitation, (a) stocks of operating supplies (including, without limitation, glasses, china, silver, linens, and uniforms), (b) engineering, maintenance and cleaning supplies, (c) guest supplies (including stationery, matches and ashtrays, soap and other toiletries, menus, and directories and other printed materials), and (d) housekeeping supplies.

1.1.74 “Survival Period” means with respect to (i) Indemnification Tax Exceptions, forever, and (ii) all other purposes hereunder, twelve (12) months following the Closing Date.

1.1.75 “Target Interest” means the one percent (1%) limited partnership interest in Houston Hotel Associates, which is held by Seller as of the Closing Date.

1.1.76 “Taxes” means all federal, state or local taxes in any country, including income, unincorporated business, gross receipts, windfall profits, value added, use, duty, sales, license, excise, transfer, mortgage recording, real property, personal property, commercial rent or occupancy taxes, hotel occupancy taxes, utility taxes, franchise, employment, payroll, withholding or similar taxes, whether or not contested, and including any estimated taxes of the foregoing, amounts payable under unclaimed property laws, and together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

1.1.77 “Tenant Leases” means Owner’s interest in all leases, subleases, licenses, concessions, and similar agreements granting to any Person the right to use or occupy any portion of the Real Property, other than the Management Agreement and the Bookings, together with all security deposits held by Owner, Manager, or any of their respective Affiliates.

1.1.78 “Title Insurer” means First American Title Company or any other nationally recognized reputable title insurance company authorized to do business in Texas designated by Seller.

1.1.79 “Title Policies” means the title policies to be issued by the Title Insurer on the Closing Date to Purchaser and/or Purchaser’s new mortgage lender.

1.1.80 “Unit Transfer Agreement” has the meaning set forth in Section 3.1.

1.2 Construction. The following rules shall apply to the construction and interpretation of this Agreement.

1.2.1 Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require.

1.2.2 All references in this Agreement to particular articles, sections, subsections, or clauses (whether in upper or lower case) are references to articles, sections, subsections, or clauses of this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.

1.2.3 The headings in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

1.2.4 Any reference to any agreement (including this Agreement), document, instrument, tax or tariff means such agreement, document, instrument, tax or tariff as amended or modified in effect from time to time in accordance with the terms thereof, and if applicable the terms hereof.

1.2.5 The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement, and not solely to the provision in which such term is used.

1.2.6 The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation.”

1.2.7 The term “sole discretion” with respect to any determination to be made a party under this Agreement means the sole and absolute discretion of such party, without regard to any standard of reasonableness or other standard by which the determination of such party might be challenged.

1.2.8 Seller, Purchaser and their respective counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any rules of construction requiring that ambiguities are to be resolved against the party which drafted the Agreement or any exhibits hereto shall not be applicable in the construction and interpretation of this Agreement or any Exhibits or Schedules hereto.

ARTICLE 2

TRANSFER OF GENERAL PARTNERSHIP INTEREST AND TARGET INTEREST, ETC.

2.1 General Partnership Interest. Boston Resources has agreed to sell, and transfer to GP Purchaser all right, title and interest of Boston Resources in and to the General Partnership Interest. The sale and closing of the General Partnership Interest is to occur at the same time as the sale of the Target Interest, if either sale fails to close then neither sale will be required to close.

2.2 Target Interest. Upon and subject to the terms and conditions of this Agreement, Seller shall sell, and agrees to transfer and assign to Purchaser, and Purchaser shall purchase and agrees to accept from Seller all right, title and interest of Seller in and to the Target Interest.

2.3 Waiver of ROFR Rights. Seller hereby waives any rights of first offer, rights of first refusal, rights of transfer, purchase options or similar rights or options with respect to any interest in Houston Hotel Associates or any other Owner Party, or the Hotel, which may be contained in the Partnership Agreement (including Section 12.11 of the Partnership Agreement) or elsewhere.

2.4 MHI Franchise Tax Amount. Seller shall pay the MHI Franchise Tax Amount to the State of Texas within ten (10) days of Closing.

2.5 Loans from Seller. Any outstanding loans to Seller or its Affiliates which relate to the Hotel or were made to the Owner Parties shall be deemed paid in full upon Closing and effectiveness of the MHI Hotels Transfer.

ARTICLE 3

TRANSFER OF UNITS IN SOTHERLY HOTELS L.P.

3.1 Transfer of Units in Sotherly. At Closing, in consideration for its receipt of the Target Interest from Seller, Purchaser shall transfer to Seller 32,929 units of limited partnership interests in Sotherly Hotels LP (the “MHI Hotels Transfer”), such units being equivalent to One Hundred Fifty Three Thousand Six Hundred and Thirty Six and 36/100 U.S. Dollars (U.S.$153,636.36), determined using the average of the closing bid price for the common stock of Sotherly Hotels Inc. for the twenty trading days immediately prior to that day which is five (5) Business Days prior to the Closing Date. Transfer of the units shall be made pursuant to a Unit Transfer Agreement in substantially the form attached hereto as Exhibit A (the “Unit Transfer Agreement”).

3.2 Intentionally Omitted.

ARTICLE 4

CONDITION OF PROPERTY

4.1 SALE “AS IS”. PURCHASER ACKNOWLEDGES AND AGREES THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE TRANSFER OF THE PROPERTY AND THE RELATED TRANSFER OF THE BUSINESS PURSUANT TO THE TRANSFER OF THE TARGET INTEREST SHALL BE ON AN “AS IS”, “WHERE IS”, “WITH ALL FAULTS” BASIS. PURCHASER ACKNOWLEDGES THAT THE CONSIDERATION GIVEN PURSUANT HERETO REFLECTS THE “AS IS” NATURE OF THE PROPERTY AND ANY FAULTS, LIABILITIES, DEFECTS OR OTHER ADVERSE MATTERS THAT MAY BE ASSOCIATED WITH THE PROPERTY. PURCHASER HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT WITH ITS COUNSEL AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF. PURCHASER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS ARTICLE 4 ARE AN INTEGRAL PART OF THIS AGREEMENT AND THAT SELLER, WOULD NOT HAVE AGREED TO SELL THE PROPERTY (PURSUANT TO THE TRANSFER OF THE TARGET INTEREST) TO PURCHASER WITHOUT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS ARTICLE 4.

4.2 RELIANCE ON DUE DILIGENCE. PURCHASER ACKNOWLEDGES AND AGREES THAT:

4.2.1 UPON COMPLETION OF DUE DILIGENCE, PURCHASER WILL HAVE HAD THE OPPORTUNITY TO CONDUCT ALL DUE DILIGENCE INSPECTIONS OF THE PROPERTY AND THE BUSINESS AS OF THE CLOSING DATE, INCLUDING REVIEWING ALL DISCLOSURE DOCUMENTS AND OBTAINING ALL INFORMATION WHICH IT DEEMS NECESSARY TO MAKE AN INFORMED DECISION AS TO WHETHER IT SHOULD PROCEED WITH THE PURCHASE OF THE TARGET INTEREST;

4.2.2 PURCHASER WILL BE RELYING ONLY ON ITS DUE DILIGENCE INSPECTIONS OF THE PROPERTY AND THE BUSINESS, ITS REVIEW OF CERTAIN DISCLOSURE DOCUMENTS, AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY ANY SELLER IN THIS AGREEMENT IN PURCHASING THE TARGET INTEREST; AND

4.2.3 PURCHASER WILL NOT BE RELYING ON ANY STATEMENT MADE OR INFORMATION PROVIDED TO PURCHASER BY SELLER (EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY ANY SELLER IN THIS AGREEMENT), ANY OF THE SELLER INDEMNITEES, OR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING.

4.3 SURVIVAL. THE TERMS AND CONDITIONS OF THIS ARTICLE 4 SHALL EXPRESSLY SURVIVE THE CLOSING, AND SHALL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of Seller. To induce Purchaser to enter into this Agreement and to consummate the transactions described in this Agreement, Seller hereby makes the express representations and warranties in this Section 5.1 as of the Effective Date:

5.1.1 Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Seller has all requisite power and authority to conduct its business as currently conducted and to own or lease and to operate its properties, and is duly qualified or admitted to do business and in good standing as a foreign entity in all jurisdictions in which the ownership, use or leasing of its assets or properties or the conduct or nature of its business makes such qualification or admission necessary.

5.1.2 Seller has full power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions required of it contemplated hereby. The execution, delivery and performance of this Agreement by Seller and the consummation by it of the transactions contemplated hereby have been duly and validly authorized in accordance with its Organizational Documents. No action or proceeding on the part of Seller is necessary to authorize this Agreement or the consummation of the transactions contemplated hereby.

5.1.3 This Agreement and the Unit Transfer Agreement have been duly and validly executed and delivered by Seller, and constitute valid, legal and binding obligations, enforceable against Seller, in accordance with their terms, subject to Applicable Law.

5.1.4 Seller is the record and beneficial owner of one hundred percent (100%) of the Target Interest, free and clear of all liens, security interests, claims and encumbrances.

5.2 Representations and Warranties of Purchaser. To induce Seller to enter into this Agreement and to consummate the transaction described in this Agreement, Purchaser hereby makes the express representations and warranties in this Section 5.2 as of the Effective Date:

5.2.1 Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware. Purchaser has all requisite power and authority to conduct its business as currently conducted and to own or lease and to operate its properties.

5.2.2 Purchaser has the power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized in accordance with the Organizational Documents of Purchaser and no other action or proceeding on the part of Purchaser is necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement and the Unit Transfer Agreement have been duly and validly executed and delivered by Purchaser and constitute legal, valid and binding obligations of Purchaser, enforceable in accordance with their terms.

5.2.3 The execution, delivery and performance of this Agreement by Purchaser does not, and the consummation of the transactions contemplated hereby will not (with or without the giving of notice or lapse of time or both): (i) violate or require any consent or approval under, any provision of the Organizational Documents of Purchaser; (ii) violate or result in a default of, or require any consent or approval under any material agreement, policy, instrument, contract, commitment, license, franchise, permit or trust to which Purchaser or any of its subsidiaries is a party or is otherwise subject; or (iii) violate or result in a default of in any material respect, or require any consent or approval under, any judgment, settlement, consent, injunction, decree, order or ruling of any court or governmental authority to which Purchaser or any of its subsidiaries is a party or otherwise subject.

5.2.4 No consent, license, approval, order or authorization of, or registration, filing or declaration with, any governmental authority is required to be obtained or made, and no consent of any third party is required to be obtained, by Purchaser or any of its Affiliates, in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

5.2.5 Purchaser is acquiring the Target Interest for its own account for investment and not with a view to any distribution thereof within the meaning of the Securities Act. Purchaser acknowledges that the offer and sale of Target Interest pursuant hereto are intended to be exempt from the Securities Act pursuant to Section 4(2) thereof, and that the Target Interest may not be resold or otherwise transferred except pursuant to an effective registration statement or an exemption from registration thereunder and pursuant to registration or qualification (or exemption therefrom) under Applicable Law.

5.2.6 There is no action, proceeding, investigation or claim pending or, to the Actual Knowledge of Purchaser, threatened against or affecting Purchaser or any of its subsidiaries or their respective assets before any court or governmental or regulatory authority or body that would prohibit or otherwise reasonably be expected to adversely affect Purchaser’s ability to consummate the transactions contemplated hereby.

5.2.7 None of the Purchaser’s representations and warranties contained in this Agreement or in any other agreement delivered or to be delivered by or on behalf of Purchaser in accordance with the terms of this Agreement, any Schedule or Exhibit to this Agreement, or any certificates delivered or to be delivered by Purchaser in accordance with the terms hereof contains or will contain any untrue statement of a material fact, or omits or will omit any statement of a material fact the disclosure of which is necessary in order for the statements contained herein or therein not to be misleading in any material respect.

5.2.8 Neither Purchaser nor any beneficial owner of Purchaser: (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or the Lists; (ii) is not a Person who has been determined by competent authority to be subject to the prohibitions contained in the Order; or (iii) is not owned or controlled by, or acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Order.

ARTICLE 6

COVENANTS AND ADDITIONAL AGREEMENTS OF THE PARTIES

6.1 Seller, with respect to its interest in the Owner Parties, shall obtain Purchaser’s prior written consent, prior to making or changing any Tax election, changing an annual accounting period, adopting or changing any accounting method, filing any amended Tax return, entering into any closing agreement, settling any Tax claim or assessment, consenting to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taking any other similar action relating to the filing of any Tax return or report or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of any of the Owner Parties for any period ending after the Closing Date or decreasing any Tax attribute of any of the Owner Parties existing on the Closing Date. All obligations in this Section 6.1 shall survive the Closing for the Survival Period.

6.2 Filing of Tax Returns. Seller shall be responsible for preparing and filing all Tax returns and reports required to be filed by Seller on or before the Closing Date, and Purchaser shall be responsible for preparing and filing (or causing to be prepared and filed) all Tax returns and reports relating to the Owner Parties following the Closing Date. Purchaser and Seller shall reasonably cooperate with each other in the preparation and filing of the Tax returns and reports described above, including the furnishing of relevant information and executing such returns and reports. In addition, if requested by Seller, Purchaser shall reasonably cooperate with Seller in preparing and filing (including the execution of) amended Tax returns and reports for periods ending on and before the Closing Date, provided that Seller shall be responsible for 1% of the reasonable out-of-pocket costs and expenses incurred by Purchaser in preparing and filing such amended Tax returns to the extent that amended Tax returns and reports for periods ending on and before the Closing Date are required by Applicable Law, and Seller shall be responsible for 1% of all Taxes, interest and penalties resulting from such amended Tax returns.

6.3 Confidentiality. Seller and Purchaser shall keep confidential and not disclose to any Person any information disclosed by any documents, materials, data or other information with respect to the Seller, Boston Resources, Purchaser, General Partnership Interest, Target Interest, Owner Parties, the Property or the Business which was not known by such party prior to such disclosure or is not generally known or does not become generally known to the public (other than as a result of a disclosure arising from a breach or default of the confidentiality provisions of this Agreement (collectively, the “Confidential Information”). Notwithstanding the foregoing, Seller and Purchaser shall be permitted to (i) disclose any Confidential Information to the extent required under Applicable Law, or (ii) disclose any Confidential Information to any Person on a “need to know” basis, such as their respective shareholders, principals, partners, members, trustees, beneficiaries, directors, officers, employees, attorneys, consultants, advisors, agents, representatives, engineers, surveyors, lenders, investors, managers, franchisors and such other Persons whose assistance is required to consummate the transactions described in this Agreement; provided, however, that Purchaser (A) in the case of clause (i) shall advise Seller promptly upon receiving any demand for disclosure of any Confidential Information pursuant to Applicable Law, and Seller shall have the right to obtain a protective order or agree to an arrangement with the Person demanding such Confidential Information to prevent or limit the extent of such disclosure prior to Purchaser’s disclosure of such Confidential Information (unless Purchaser reasonably determines such information is required to be disclosed by Purchaser prior to obtaining such protective order or agreement), and (B) in the case of clause (ii) shall advise such Person of the confidential nature of such Confidential Information, and use commercially reasonable efforts to cause such Person to maintain the confidentiality of such Confidential Information. Notwithstanding any of the foregoing to the contrary, Seller acknowledges that Purchaser is indirectly owned by a registered entity under U.S. securities laws and will be required to file this Agreement as an exhibit to a report such entity is obligated to file and no prior notice or opportunity to obtain a protective order will be available to Seller pursuant to this Section 6.3 with respect to such disclosure.

6.4 Public Announcements. No party shall have the right to make public announcements regarding the transactions described in this Agreement or the parties to this Agreement without the consent of the other party(ies), which consent may be given or withheld in such party’s sole discretion. Notwithstanding the foregoing, the parties and their Affiliates will not require the other party’s prior approval (provided that the parties shall reasonably cooperate with each other in providing such approval, if such approval is not in violation of Applicable Law or any national securities exchange) (i) to make disclosures required pursuant to any listing agreement with any national securities exchange required by the parties or their Affiliates, (ii) to make any disclosure or filing required by Applicable Law, or (iii) to make any disclosure required to perform its obligations under this Agreement.

6.5 Books and Records. The transaction contemplated hereby includes the books and records of Owner pertaining to the Hotel, the Business and the Employees to which Owner is entitled pursuant to the Management Agreement. Purchaser agrees to preserve all of the foregoing books and records, files and correspondence, for at least seven (7) years after the Closing Date, and not to destroy or dispose of the same, for at least seven (7) years after the Closing Date. Purchaser agrees to provide access to Seller, its Affiliates, and its agents after Closing to review and examine such books, records, files, and correspondence upon reasonable notice for a period of seven (7) years with respect to Tax audits, investigations and/or litigation, and otherwise such books, records and related items shall be made available to Seller upon its reasonable request, all subject to Applicable Law and the terms of the Management Agreement regarding such books and records. Seller agrees to preserve at Seller’s business office all records pertaining to the Hotel and the Business which were not transferred to Purchaser hereunder and to make such records reasonably available to Purchaser upon reasonable notice for at least seven (7) years after the Closing Date.

6.6 Taxes. Except as provided in Section 6.2, the parties agree that neither Seller nor any of its Affiliates shall be liable for any Taxes attributable to any position taken on any amended Tax return filed (which Purchaser shall provide Seller with necessary documentation evidencing same to review) without Seller’s written approval after the Closing Date made by Purchaser or any of the Owner Parties, unless such action or position is required under Applicable Law. The parties further agree that without Seller’s written approval, no election or filing relating to Taxes (including, without limitation, an election under Code Section 338 or a check-the-box election under Code Section 7701) shall be made by any of the Owner Parties which relates to a period ending on or before the Closing Date which may increase any Taxes owed by any of the Owner Parties or Seller, for a period which ends on or before the Closing Date.

ARTICLE 7

CLOSING CONDITIONS AND DELIVERIES

7.1 Purchaser Closing Conditions. The obligation of Purchaser to consummate the Closing is subject to satisfaction at or prior to Closing of the following conditions precedent (collectively, the “Purchaser Closing Conditions”):

7.1.1 This Agreement shall be in full force and effect.

7.1.2 Seller shall have performed and complied with all of their respective covenants hereunder in all material respects.

7.1.3 No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction or arbitration or other legal restraint or prohibition shall be in effect, and there shall not be pending or threatened in writing any suit, action or proceeding by any Governmental Authority, preventing or seeking to prevent the transactions described in this Agreement (an “Adverse Proceeding”), unless (in any of the foregoing cases) the same shall have been dismissed, released or otherwise cured prior to Closing.

7.1.4 No Applicable Law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transactions contemplated by this Agreement.

7.1.5 All of the Seller Closing Deliveries shall have been delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow to be delivered to Purchaser at Closing.

7.1.6 The representations or warranties of any Seller in this Agreement shall be true and correct as of the date made and as of the Closing Date (or as of such other date to which such representation or warranty expressly is made) in all material respects.

7.1.7 The Title Insurer shall be irrevocably committed to issue the Title Policies to Purchaser and/or Purchaser’s new mortgage lender, subject to Purchaser’s payment of the premium related thereto and customary documentation otherwise required to be executed by Purchaser by the Title Insurer.

7.1.8 The Manager shall have executed and delivered to Purchaser that certain Manager Estoppel Certificate, dated as of the date hereof.

The Purchaser Closing Conditions are for the benefit of Purchaser, and Purchaser shall have the right to waive any of the Purchaser Closing Conditions at or prior to Closing; provided, however, that any such waiver shall be made in a writing executed by Purchaser. Notwithstanding the foregoing, in the event a Purchaser Closing Condition is not satisfied at or prior to Closing and Purchaser nevertheless closes the transactions described in this Agreement, then Purchaser shall be deemed to have waived such Purchaser Closing Condition.

7.2 Seller Closing Conditions. The obligation of Seller to consummate the Closing is subject to satisfaction of the following conditions (collectively, the “Seller Closing Conditions”):

7.2.1 This Agreement shall be in full force and effect.

7.2.2 All of the Purchaser Closing Deliveries shall have been delivered to Seller or deposited with Escrow Agent in the Closing Escrow to be delivered to Seller at Closing.

7.2.3 The representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects as of the date made and as of the Closing Date (or as of such other date to which such representation or warranty expressly is made).

7.2.4 The covenants and obligations of Purchaser in this Agreement shall have been performed in all material respects.

7.2.5 No Adverse Proceeding shall be in effect, pending or threatened in writing, unless (in any of the foregoing cases) the same shall have been dismissed, released or otherwise cured prior to Closing.

7.2.6 No Applicable Law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

The Seller Closing Conditions are for the benefit of Seller, and Seller shall have the right to waive any of the Seller Closing Conditions at or prior to Closing, provided, however, that any such waiver shall be made in a writing executed by Seller. Notwithstanding the foregoing, in the event a Seller Closing Condition is not satisfied at or prior to Closing and Seller nevertheless closes the transactions described in this Agreement, then Seller shall be deemed to have waived such Seller Closing Condition.

7.3 Frustration of Closing Conditions. Seller and Purchaser may not rely on the failure of the Seller Closing Conditions or the Purchaser Closing Conditions, as the case may be, if such failure was caused by such party’s failure to act in good faith or failure to use its commercially reasonable efforts to cause the Closing to occur.

ARTICLE 8

CLOSING

8.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by means of a so called “New York style” escrow (the “Closing Escrow”).

On the Closing Date, Seller and/or Purchaser shall provide written instructions to the Escrow Agent (via electronic mail or otherwise) (the “Closing Escrow Agreement”) pursuant to which (i) a fully executed copy of this Agreement shall be deposited with Escrow Agent, (ii) all of the documents required to be delivered by Seller and Purchaser at Closing pursuant to this Agreement shall be deposited with Escrow Agent, and (iii) at Closing, the MHI Hotels Transfer shall occur, and the documents deposited into the Closing Escrow shall be delivered to Seller and Purchaser (as the case may be) pursuant to the Closing Escrow Agreement and otherwise in accordance with the terms of this Agreement.

8.2 Seller’s Closing Deliveries. On or before the Closing Date, Seller shall deliver or cause to be delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow to be delivered to Purchaser at Closing, all of the (i) documents set forth in this Section 8.2, each of which shall have been, to the extent applicable, duly executed by Seller (or its Affiliate, as applicable) and acknowledged (if required), and (ii) other items set forth in this Section 8.2 (the “Seller Closing Deliveries”), as follows:

8.2.1 an original counterpart of this Agreement;

8.2.2 such documentation to be executed by Seller or its Affiliate(s) that is required by the Title Insurer to issue the Title Policies to Purchaser and/or Purchaser’s new mortgage lender in accordance with this Agreement;

8.2.3 appropriate resolutions of Seller authorizing entering into this Agreement and the Closing;

8.2.4 certificates of good standing from each appropriate jurisdiction dated as of a recent date and prior to the Closing Date, in the name of Seller;

8.2.5 originals (or certified copies) of all Organizational Documents of Seller, including without limitation, the certificate of organization, and operating agreement;

8.2.6 a FIRPTA affidavit in the form set forth in the U.S. Treasury Regulations Section 1.1445-2(b), to the extent applicable;

8.2.7 a counterpart of the final closing statement;

8.2.8 a counterpart of the Closing Escrow Agreement, if applicable;

8.2.9 a counterpart of the Unit Transfer Agreement;

8.2.10 a title insurance affidavit in customary form and substance reasonably acceptable to the Title Insurer and Seller to allow the Title Insurer to issue the Title Policies;

8.2.11 reasonable evidence of termination of any agreements between any of the Owner Parties and Affiliates of Seller (including all related party loans), other than the Management Agreement;

8.2.12 Form 1099-S, to the extent applicable;

8.2.13 such other documents and instruments as may be reasonably requested by Purchaser or Title Insurer in order to consummate the Closing; and

8.2.14 counterparts of all transfer documentation necessary to transfer the Target Interest to Purchaser.

8.3 Purchaser’s Closing Deliveries. On or before the Closing Date, Purchaser shall deliver or cause to be delivered to Seller or deposited with Escrow Agent in the Closing Escrow to be delivered to Seller all of the (i) documents set forth in this Section 8.3, each of which shall have been, to the extent applicable, duly executed by Purchaser or its Affiliates (as applicable) and acknowledged (if required), and (ii) other items set forth in this Section 8.3 (the “Purchaser Closing Deliveries”), as follows:

8.3.1 an original executed counterpart of this Agreement;

8.3.2 a counterpart of the final closing statement;

8.3.3 a counterpart of the Closing Escrow Agreement, if applicable;

8.3.4 a counterpart of the Unit Transfer Agreement;

8.3.5 appropriate resolutions of Purchaser authorizing entering into this Agreement and the Closing;

8.3.6 certificates of good standing from each appropriate jurisdiction dated as of a recent date and prior to the Closing Date, in the name of Purchaser;

8.3.7 counterparts of all transfer documentation necessary to transfer the Target Interest to Purchaser; and

8.3.8 such other documents and instruments as may be reasonably requested by Seller or the Title Insurer in order to consummate the transactions described in this Agreement.

ARTICLE 9

INDEMNIFICATION

9.1 Indemnification by Seller. Subject to the limitations expressly set forth in this Agreement either limiting or granting indemnification, Seller shall indemnify, defend, and hold harmless the Purchaser Indemnitees, following the Closing, from and against any Indemnification Loss incurred by any Purchaser Indemnitee to the extent resulting from (i) a breach or inaccuracy of any express representations or warranties of Seller in this Agreement, subject to the applicable Survival Period, (ii) a breach by Seller of any of its covenants or obligations under this Agreement, subject to the applicable Survival Period, and (iii) without duplication of any indemnification collected pursuant to clauses (i) and (ii) above, 1% of any Pre-Closing Taxes. Notwithstanding anything contained herein to the contrary, but subject to Section 9.3.1, the indemnification obligations set forth in this Section 9.1 shall survive the Closing for the Survival Period.

9.2 Indemnification by Purchaser. Subject to the limitations expressly set forth in this Agreement, Purchaser shall indemnify, defend, and hold harmless the Seller Indemnitees from and against any Indemnification Loss incurred by any Seller Indemnitee following the Closing, to the extent resulting from (i) a breach or inaccuracy of any representations or warranties of Purchaser in this Agreement, subject to the Survival Period, and (ii) a breach by Purchaser of any of its covenants or obligations under this Agreement, subject to the applicable Survival Period. Notwithstanding anything contained herein to the contrary, but subject to Section 9.3.1, the indemnification obligations set forth in this Section 9.2 shall survive the Closing for the Survival Period.

9.3 Limitations on Indemnification Obligations.

9.3.1 Notwithstanding anything to the contrary contained in this Agreement, an Indemnitee which is seeking defense or indemnification for any Indemnification Loss shall be entitled to indemnification for the breach or inaccuracy of a representation or warranty only if the Indemnitee has given written notice to the Indemnitor prior to the expiration of the Survival Period.

9.3.2 Notwithstanding anything to the contrary in this Agreement, the amount of any Indemnification Loss for which indemnification is provided to an Indemnitee under this Article 9 shall be net of any Tax benefits realized or insurance proceeds received by such Indemnitee in connection with the Indemnification Claim, or any other third party reimbursement. The Indemnitee shall use commercially reasonable efforts to realize any Tax benefit, collect any insurance proceeds or obtain any third party reimbursement with respect to such Indemnification Claim, and if such Tax benefits, insurance proceeds or reimbursement are realized or obtained by the Indemnitee after the Indemnitor has paid any amount in respect of an Indemnification Loss to the Indemnitee, the Indemnitee shall reimburse the amount realized or collected by the Indemnitee up to the amount received from the Indemnitor for such Indemnification Loss, less the reasonable costs of collection, including reasonable attorneys’ fees.

9.4 Indemnification Procedure.

9.4.1 If any of the Seller Indemnitees or Purchaser Indemnitees (as the case may be) (each, an “Indemnitee”) is entitled to defense or indemnification under any express provision in this Agreement (each, an “Indemnification Claim”), and the party required to provide defense, or indemnification to such Indemnitee (the “Indemnitor”) does not expressly accept such Indemnification Claim within thirty (30) days following notice of such Indemnification Claim, the dispute shall be resolved by litigation or other means of alternative dispute resolution as the parties may agree in writing.

9.4.2 Notwithstanding anything to the contrary contained in this Agreement, the Indemnitee shall have no right to indemnification against the Indemnitor for any Indemnification Claim which disputed by Indemnitor until such time as such dispute is resolved by a court order or order by an applicable authority with competent jurisdiction, or other means as the parties otherwise may agree in writing.

9.5 Exclusive Remedy for Indemnification Loss. Except for claims based on fraud or intentional misconduct, the indemnification provisions in this Article 9 shall be the sole and exclusive remedy of any Indemnitee with respect to any claim for Indemnification Loss arising from or in connection with this Agreement. Except as expressly provided in this Agreement, neither Seller nor any of its Affiliates will have any liability with respect to the Business, the Hotel or the Owner Parties following closing. The amount of any Indemnification Loss for which indemnification is provided to any Purchaser Indemnitee under this Article 9 shall be satisfied solely by recourse to the number of units of limited partnership interests in Sotherly Hotels LP equivalent to the amount of the Indemnification Loss, based upon the average of the closing bid price for the common stock of Sotherly Hotels Inc. for the twenty trading days immediately prior to that day which is five (5) Business Days prior to the date such Indemnification Claim is resolved as provided in Section 9.4.2

9.6 No Contribution. After the Closing, Seller shall have no right of contribution or indemnity from any of the Owner Parties, whether arising as a matter of law or by contract, with respect to any claim for indemnification by any Purchaser Indemnitee hereunder.

9.7 Survival. Except as expressly set forth in this Agreement, all representations, warranties, covenants, liabilities, and obligations under this Agreement shall be deemed (i) if the Closing occurs, to not merge into the transfer documents and instead to survive the Closing for the applicable Survival Period, or (ii) if this Agreement is terminated, not to survive such termination. This Article 9 and all other rights and obligations of defense and indemnification as expressly set forth in this Agreement shall survive the Closing for the applicable Survival Period and such indemnification obligations shall in no way merge with the delivery of any document required to be delivered in connection with the Closing.

ARTICLE 10

TRANSACTION COSTS

10.1 Seller’s Transaction Costs. Seller shall be responsible for the cost of its legal counsel, advisors and the other professionals employed by it in connection with this Agreement.

10.2 Purchaser’s Transaction Costs. Purchaser shall be responsible for all costs and expenses associated with (a) Purchaser’s legal counsel, advisors, engineers, consultants and the other professionals employed by it in connection with the purchase of the Target Interest, (b) the commitment costs and policy premiums in respect of any title insurance obtained by Purchaser, (c) the cost of transferring the applicable Permits, and (d) all closing escrow fees and costs.

10.3 Survival. The provisions of this Article 10 shall survive the Closing for the Survival Period.

ARTICLE 11

INTENTIONALLY OMITTED.

ARTICLE 12

DEFAULT; REMEDIES; SURVIVAL

12.1 Notwithstanding any provision of this Agreement to the contrary, in the event of any default, breach or misrepresentation by Seller, Purchaser’s rights and remedies available under this Agreement shall be limited to such rights and remedies as may be specifically provided under this Agreement. Except as expressly provided in this Agreement, Purchaser hereby waives any other right or remedy, at law or in equity, which Purchaser may have or be entitled to as a result of any default or misrepresentation by Seller. Notwithstanding any provision of this Agreement to the contrary, in the event of any default, breach or misrepresentation by Purchaser, Seller’s rights and remedies available under this Agreement shall be limited to such rights and remedies as may be specifically provided under this Agreement. Except as expressly provided in this Agreement, Seller hereby waives any other right or remedy, at law or in equity, which Seller may have or be entitled to as a result of any default or misrepresentation by Purchaser.

12.2 DAMAGES. UNDER NO CIRCUMSTANCES SHALL THE PARTIES OR THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS, OR ANY OF THEM, BE LIABLE TO THE OTHER PARTIES, WHETHER IN TORT, CONTRACT OR

OTHERWISE FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, PUNITIVE, OR EXEMPLARY DAMAGES. THE PARTIES’ LIABILITY HEREUNDER SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES, AND ALL OTHER DAMAGES AT LAW OR IN EQUITY ARE WAIVED. THE LIMITATIONS ON DAMAGES SPECIFIED IN THIS SECTION 12.2 ARE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. THE PROVISIONS OF THIS SECTION 12.2 SHALL SURVIVE THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT.

ARTICLE 13

ASSIGNMENT

No Assignment. Neither this Agreement nor any of the rights of a party hereunder (nor the benefits of such rights) may be assigned, transferred or encumbered by Purchaser or Seller (as applicable) without the other’s prior written consent and any purported assignment, transfer or encumbrance without such prior written consent shall be void.

ARTICLE 14

MISCELLANEOUS

14.1 Governing Law, Jurisdiction and Venue.

14.1.1 This Agreement shall be governed by, and construed in accordance with, the substantive laws of the Commonwealth of Virginia, without regard to conflict of law principles.

14.1.2 Seller and Purchaser hereby (a) irrevocably consent and submit to the jurisdiction of any Federal, state, county or municipal court sitting in the Commonwealth of Virginia with respect to any action or proceeding brought therein by any party concerning any matters arising out of or in any way relating to this Agreement; (b) irrevocably waive personal service of any summons and complaint and consents to the service upon it of process in any such action or proceeding by the mailing of such process to the affected party at the address set forth herein; (c) irrevocably waive all objections as to venue and any and all rights they may have to seek a change of venue with respect to any such action or proceeding; (d) agrees that the laws of the Commonwealth of Virginia shall govern in any such action or proceeding and waives any defense to any action or proceeding granted by the laws of any other country or jurisdiction unless such defense is also allowed by the laws of the Commonwealth of Virginia; and (e) agree that any judgment rendered against it in any such action or proceeding shall be conclusive and may be enforced in any jurisdiction by suit on the judgment or in any other manner provided by law.

14.2 Further Assurances. In addition to the obligations required to be performed hereunder by Seller and Purchaser at or prior to the Closing, each party, from and after the Closing, shall execute, acknowledge and/or deliver such other instruments, as may reasonably be requested in order to effectuate the purposes of this Agreement; provided, however, neither party shall be required to execute, acknowledge or deliver any instrument which would or might impose upon such party any additional liability or obligation (beyond that imposed upon it under the documents delivered by such party at the Closing and the other provisions of this Agreement which survive the Closing).

14.3 Successors. All of the provisions of this Agreement and of any of the documents and instruments executed in connection herewith shall apply to and be binding upon, and inure to the benefit of Seller and Purchaser, their successors and permitted assigns.

14.4 No Third Party Beneficiary. This Agreement and each of the provisions hereof are solely for the benefit of Purchaser and Seller, their successors and permitted assigns. No provisions of this Agreement, or of any of the documents and instruments executed in connection herewith, shall be construed as creating in any Person other than Purchaser and Seller, their successors and permitted assigns any rights of any nature whatsoever.

14.5 Notices. All notices, demands, requests and other communications required hereunder shall be in writing and shall be deemed to have been given: (a) upon delivery, if personally delivered; (b) one (1) Business Day after deposit with a nationally recognized overnight delivery service marked for delivery on the next Business Day, or (c) upon delivery if sent by facsimile with electronic confirmation and additionally sent by one of the methods described in clauses (a), or (b) hereinabove, in each case addressed to the party for whom it is intended at its address hereinafter set forth:

If to Seller:

MHI Hotels, L.L.C.

6411 Ivy Lane

Suite 510

Greenbelt, Maryland 20770

Attn: Kim E. Sims

Facsimile: (301) 474-0807

Email:

If to Purchaser:

Sotherly Hotels L.P.

410 West Francis Street

Williamsburg, Virginia 23185

Attn: David R. Folsom

Facsimile:

Email:

with a copy to:

Baker & McKenzie LLP

815 Connecticut Avenue, NW

Washington, DC 20006

Attn: Thomas J. Egan, Jr.

Facsimile: (202) 416-6955

Email: thomas.egan@bakermckenzie.com

or at such other address in the United States of America as may be designated by either of the parties in a written notice given in accordance with the provisions of this Section. The attorney for any party may send notices on that party’s behalf.

14.6 Entire Agreement. This Agreement, together with the documents and instruments executed and delivered in connection herewith, sets forth the entire agreement between Purchaser and Seller relating to the transactions contemplated hereby and all other prior or contemporaneous agreements, understandings, representations or statements, oral or written, relating directly to Seller, the Owner Parties, the Property and Purchaser are superseded hereby.

14.7 Severability. If any provision in this Agreement is found by a court of competent jurisdiction to be in violation of any Applicable Law, and if such court should declare such provision of this Agreement to be unlawful, void, illegal or unenforceable in any respect, the remainder of this Agreement shall be construed as if such unlawful, void, illegal or unenforceable provision were not contained herein, and the rights, obligations and interests of the parties hereto under the remainder of this Agreement shall continue in full force and effect undisturbed and unmodified in any way; provided that the deletion of any provision so held to be unlawful, void, illegal, or unenforceable will not materially and adversely effect the expected benefit of any party to this Agreement.

14.8 Modification. This Agreement and the terms hereof may not be changed, waived, modified, supplemented, canceled, discharged or terminated orally, but only by an instrument or instruments in writing executed and delivered by Purchaser and Seller.

14.9 Waiver of Trial by Jury. EACH PARTY HEREBY WAIVES, IRREVOCABLY AND UNCONDITIONALLY, TRIAL BY JURY IN ANY ACTION BROUGHT ON, UNDER OR BY VIRTUE OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY OF THE DOCUMENTS EXECUTED IN CONNECTION HEREWITH, THE TARGET INTEREST, THE OWNER PARTIES, THE PROPERTY, OR ANY CLAIMS, DEFENSES, RIGHTS OF SET-OFF OR OTHER ACTIONS OF SELLER OR PURCHASER PERTAINING HERETO OR TO ANY OF THE FOREGOING.

14.10 No Recording. Neither this Agreement nor any memorandum hereof shall be recorded. Each party hereby agrees to indemnify and hold harmless the others for all liabilities, losses, damages, liens, suits, claims, costs and expenses (including reasonable attorneys’ fees) incurred by the other by reason of a breach of the foregoing covenant.

14.11 Counterparts; Facsimile Signature; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. In the event that any signature to this Agreement is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

14.12 No Waiver. Neither the failure of either party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof.

14.13 Time of Essence. Time shall be of the essence with respect to this Agreement and the covenants and obligations of the parties hereunder.

14.14 Attorneys’ Fees. In the event that either party hereto shall commence litigation against the other in connection with this Agreement and/or the enforcement thereof, the losing party in such action shall reimburse the attorneys’ fees and disbursements of the prevailing party in such action.

14.15 Brokers. Seller represents and warrants to Purchaser, that Seller has not dealt with in any manner, or engaged any broker or finder, in connection with any of the transactions contemplated by this Agreement. Purchaser represents and warrants to Seller, that Purchaser has not dealt with in any manner, or engaged any broker or finder, in connection with any of the transactions contemplated by this Agreement. In the event of any such claims for additional brokers’ or finders’ fees or commissions in connection with the negotiation, execution or consummation of this Agreement, then Purchaser shall indemnify, save harmless and defend Seller from and against such claims if they shall be based upon any statement or representation or agreement by Purchaser, and Seller shall indemnify, save harmless and defend Purchaser if such claims shall be based upon any statement, representation or agreement made by Seller. This Section 14.15 shall survive the termination of this Agreement for any reason.

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IN WITNESS WHEREOF, this Agreement has been entered into as of the Effective Date.

PURCHASER:

SOTHERLY HOTELS LP, a Delaware limited partnership

By: Sotherly Hotels Inc., a Maryland corporation
Its: General Partner

By:	/s/ Andrew M. Sims
Name:	Andrew M. Sims
Its:	Chairman & CEO

IN WITNESS WHEREOF, this Agreement has been entered into as of the Effective Date.

SELLER:

MHI HOTELS, L.L.C., a Virginia limited liability company

By:	/s/ Christopher L. Sims
Name:	Christopher L. Sims
Its:	V.P.

Exhibit A

Form of Unit Transfer Agreement

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